Exhibit 10.1

P.O. Box 500 161 Bay Street, 6th Floor Toronto, Ontario Canada M5J 2S8 Tel. 416-594-7000

January 30, 2006

2056672 Ontario Limited

C/O Aird & Berlis

BCE Place

PO Box 754

181 Bay St. Suite 1800

Toronto, ON M5J 2T9

Attention: James G. Matthews

Dear Jim,

We understand that 2056672 Ontario Limited (“Hecla”) is arranging for the sale of 7,232,000 common shares (the “Common Shares”) of Alamos Gold Inc. (“Alamos”). CIBC World Markets Inc. is pleased to make this offer (the “Offer”) to acquire the Common Shares for immediate resale, on the terms and subject to the conditions set forth in this letter and in the attached term sheet.

Terms and Conditions

By accepting this Offer (the “Agreement”), Hecla represents, warrants and covenants as follows:

(a)	the Agreement has been duly executed and delivered by Hecla and constitutes Hecla’s legal, valid and binding obligation enforceable against Hecla in accordance with its terms;
(b)	Hecla does not own, and is not acting in combination with persons or companies holding in the aggregate, more than 20% of the outstanding common shares of Alamos;
(c)

to the best of Hecla’s knowledge, the sale of the Common Shares to CIBC World Markets Inc. is not a “distribution” within the meaning of the Securities Act (Ontario) and provided CIBC World Markets Inc. does not hold more than 20% of the outstanding voting securities of Alamos as provided in clause (c) of the definition of “distribution” in the Securities Act (Ontario) after the acquisition of the Common Shares, no prospectus is required to be filed to qualify the Common Shares for public distribution in Ontario by CIBC World Markets Inc. and the Common Shares are free from any resale restrictions in Ontario;

(d)

the execution and delivery of this Agreement by Hecla and the performance of Hecla’s obligations hereunder do not and will not result in a breach by Hecla of any agreement to which Hecla is a party or any law to which Hecla is subject;

(e)

Hecla is the registered owner of the Common Shares, the Common Shares are not and, upon delivery to CIBC World Markets Inc., will not be subject to any security interest or other encumbrance or rights of any third parties other than Hecla Mining Company; and

(f)	Hecla is not aware of any material information or changing guidance regarding Alamos which has not been disclosed to the public.

It is a condition of the obligation of CIBC World Markets to complete the purchase of the Common Shares that the foregoing representations and warranties are true at the time of completion of the sale of the Common Shares to CIBC World Markets Inc. hereunder. The foregoing representations and warranties shall survive completion of the sale of the Common Shares to CIBC World Markets Inc. for one year from the date of this Agreement.

This Offer is open for acceptance by Hecla until 3:00 p.m. (Toronto time) on January 30, 2006, whereupon the Offer shall become void if not accepted by Hecla in writing.

Settlement

We have on deposit certificates representing the Common Shares duly endorsed for trade. Time is of the essence in this Agreement.

If the foregoing is acceptable, please indicate Hecla’s agreement to these terms and conditions by signing in the space provided below and returning one originally executed copy to us by fax at (416) 594-7765 and by courier as soon as possible.

Sincerely,

CIBC WORLD MARKETS INC.

By:	/s/ Roman Dubczak
Managing Director & Head of Equity Capital Markets

The foregoing Offer is accepted as of the date first written above.

2056672 Ontario Limited

By:	/s/ James G. Matthews
President, Secretary & Director